                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)


      Information to be included in statement(s) filed pursuant to Rules 13d-1(b), (c), and (d) and amendments thereto pursuant to Rule 13d-2(b)

                               (Amendment No. 1)


                              GEOWORKS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  373692-10-2
--------------------------------------------------------------------------------
                     (CUSIP Number of Class of Securities)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

          Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

                              Page 1 of 11 Pages

CUSIP NO.
373692-10-2                     Schedule 13G              Page 2 of 11 Pages
----------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Amazon.com, Inc.  91-1646860
----------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                   (b)  [ ]
----------------------------------------------------------------------------
3         SEC USE ONLY
----------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
----------------------------------------------------------------------------
                         5   SOLE VOTING POWER

NUMBER OF                    0
                        ----------------------------------------------------
SHARES                   6   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     249,012
                        ----------------------------------------------------
EACH                     7   SOLE DISPOSITIVE POWER
REPORTING
PERSON                       0
                        ----------------------------------------------------
WITH                     8   SHARED DISPOSITIVE POWER
                             249,012
----------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          249,012
----------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*       [ ]
----------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.1%/1/
----------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
----------------------------------------------------------------------------



------------------------
/1/ Based on 22,073,808 shares of Common Stock outstanding at November 1, 2000, as reported by the Company in its quarterly report on Form 10-Q for the quarter ended September 30, 2000 as filed with the Securities and Exchange Commission on November 14, 2000.

                             Page 2 of 11 Pages

CUSIP NO.
373692-10-2                     Schedule 13G              Page 3 of 11 Pages
----------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Amazon.com Holdings, Inc.  91-1986545
----------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                   (b)  [ ]
----------------------------------------------------------------------------
3         SEC USE ONLY
----------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
----------------------------------------------------------------------------
                         5   SOLE VOTING POWER

NUMBER OF                    0
                        ----------------------------------------------------
SHARES                   6   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     249,012
                        ----------------------------------------------------
EACH                     7   SOLE DISPOSITIVE POWER
REPORTING
PERSON                       0
                        ----------------------------------------------------
WITH                     8   SHARED DISPOSITIVE POWER
                             249,012
----------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          249,012
----------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*       [ ]
----------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.1%
----------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
----------------------------------------------------------------------------

                             Page 3 of 11 Pages

CUSIP NO.
373692-10-2                     Schedule 13G              Page 4 of 11 Pages
----------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Amazon.com.nvdc, Inc.  88-0437749
----------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                                   (b)  [ ]
----------------------------------------------------------------------------
3         SEC USE ONLY
----------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
----------------------------------------------------------------------------
                         5   SOLE VOTING POWER

NUMBER OF                    0
                        ----------------------------------------------------
SHARES                   6   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                     249,012
                        ----------------------------------------------------
EACH                     7   SOLE DISPOSITIVE POWER
REPORTING
PERSON                       0
                        ----------------------------------------------------
WITH                     8   SHARED DISPOSITIVE POWER
                             249,012
----------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          249,012
----------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*       [ ]
----------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.1%
----------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
          CO
----------------------------------------------------------------------------

                             Page 4 of 11 Pages
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                                  SCHEDULE 13G

Item 1(a).  Name of Issuer.

     This Amendment No. 1 to Schedule 13G relates to Geoworks Corporation, a Delaware corporation (the "Company").

Item 1(b).  Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 960 Atlantic Avenue, Alameda, CA 94501.

Item 2(a).  Name of Person Filing.

     This Amendment No. 1 to Schedule 13G is being filed by Amazon.com, Inc., a Delaware corporation.

Item 2(b).  Address of Principal Business Office.

     The business address of Amazon.com, Inc. is 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144.

Item 2(c).  Citizenship.

     Amazon.com, Inc. is a corporation organized under the laws of the state of Delaware.

Item 2(d).  Title of Class of Securities.

     This Amendment No. 1 to Schedule 13G relates to the Company's common stock, $.001 par value (the "Common Stock").

Item 2(e).  CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 373692-10-2.

Item 2(a).  Name of Person Filing.

     This Amendment No. 1 to Schedule 13G is being filed by Amazon.com Holdings, Inc., a Delaware corporation.

Item 2(b).  Address of Principal Business Office.

     The business address of Amazon.com Holdings, Inc. is 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144.

                              Page 5 of 11 Pages
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Item 2(c).  Citizenship.

     Amazon.com Holdings, Inc. is a corporation organized under the laws of the state of Delaware.

Item 2(d).  Title of Class of Securities.

     This Amendment No. 1 to Schedule 13G relates to the Company's common stock, $.001 par value (the "Common Stock").

Item 2(e).  CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 373692-10-2.

Item 2(a).  Name of Person Filing.

     This Amendment No. 1 to Schedule 13G is being filed by Amazon.com.nvdc, Inc., a Delaware corporation.

Item 2(b).  Address of Principal Business Office.

     The business address of Amazon.com.nvdc, Inc. is 1600 East Newlands Drive, Fernley, Nevada, 89408.

Item 2(c).  Citizenship.

     Amazon.com.nvdc, Inc. is a corporation organized under the laws of the state of Delaware.

Item 2(d).  Title of Class of Securities.

     This Amendment No. 1 to Schedule 13G relates to the Company's common stock, $.001 par value (the "Common Stock").

Item 2(e).  CUSIP Number.

     The CUSIP Number for the Company's Common Stock is 373692-10-2.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
     (c), check whether the person filing is a:

(a)  Broker or dealer registered under Section 15 of the Act,

(b)  Bank as defined in Section 3(a)(6) of the Act,

(c)  Insurance company as defined in Section 3(a)(19) of the Act,

                              Page 6 of 11 Pages

(d)  Investment company registered under Section 8 of the Investment Company
     Act,

(e)  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

(f) An employee benefit plan, or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

(g) A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G),

(h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

(i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

(j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable.

Item 4.  Ownership.

4.1 The following describes the ownership of Common Stock by Amazon.com.nvdc, Inc. as of December 31, 2000:

     (a)  Amount beneficially owned:  249,012/2/

     (b)  Percent of class:  1.1%

     (c)  Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote:  0

              (ii) Shared power to vote or to direct the vote:  249,012

             (iii) Sole power to dispose or to direct the disposition of:  0

              (iv) Shared power to dispose or to direct the disposition of:
                   249,012

4.2 The following describes the ownership of Common Stock by Amazon.com Holdings, Inc. as of December 31, 2000:

     (a) Amount beneficially owned:  249,012/3/

------------------------

/2/   Amazon.com.nvdc, Inc. is the "direct" beneficial owner of 249,012 shares of Geoworks Corporation common stock.

/3/   Amazon.com Holdings, Inc. is the "indirect" beneficial owner of 249,012 shares of Geoworks Corporation common stock, which shares are held directly by Amazon.com.nvdc, Inc., a wholly owned subsidiary of Amazon.com Holdings, Inc.

                              Page 7 of 11 Pages
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     (b)  Percent of class:  1.1%

     (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote:  0

              (ii) Shared power to vote or to direct the vote:  249,012

             (iii) Sole power to dispose or to direct the disposition of:  0

              (iv) Shared power to dispose or to direct the disposition of:
                   249,012

4.3 The following describes the ownership of Common Stock by Amazon.com, Inc. as of December 31, 2000:

     (a) Amount beneficially owned:  249,012/4/

     (b) Percent of class:  1.1%

     (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote:  0

              (ii) Shared power to vote or to direct the vote:  249,012

             (iii) Sole power to dispose or to direct the disposition of:  0

              (iv) Shared power to dispose or to direct the disposition of:
                   249,012

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

------------------------

/4/   Amazon.com, Inc. is the "indirect" beneficial owner of 249,012 shares of
Geoworks Corporation common stock, which shares are held directly by Amazon.com.nvdc, Inc., a wholly owned subsidiary of Amazon.com Holdings, Inc., which is itself a wholly owned subsidiary of Amazon.com, Inc.

                              Page 8 of 11 Pages

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 9 of 11 Pages
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                                   SIGNATURE

     After reasonable inquiry and to best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: February 12, 2001


                                            AMAZON.COM.NVDC, INC.


                                            /s/ MARK PEEK
                                            -------------------------------
                                            By:  Mark Peek
                                            Its:  Vice President



                                            AMAZON.COM HOLDINGS, INC.


                                            /s/ MARK BRITTO
                                            -------------------------------
                                            By:  Mark Britto
                                            Its:  Vice President



                                            AMAZON.COM, INC.


                                            /s/ MARK BRITTO
                                            -------------------------------
                                            By:  Mark Britto
                                            Its:  Senior Vice President

                              Page 10 of 11 Pages

                                   Exhibit A

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1), each of the undersigned parties hereby agrees to file this Schedule 13G jointly on behalf of each of them.

     Dated: February 12, 2001

                                            AMAZON.COM.NVDC, INC.


                                            /s/ MARK PEEK
                                            -------------------------------
                                            By:  Mark Peek
                                            Its:  Vice President



                                            AMAZON.COM HOLDINGS, INC.


                                            /s/ MARK BRITTO
                                            -------------------------------
                                            By:  Mark Britto
                                            Its:  Vice President



                                            AMAZON.COM, INC.


                                            /s/ MARK BRITTO
                                            -------------------------------
                                            By:  Mark Britto
                                            Its:  Senior Vice President

                              Page 11 of 11 Pages